EXHIBIT 12
                           BellSouth Corporation
                 Computation Of Earnings To Fixed Charges
                           (Dollars In Millions)






                                              For the Three Months
                                                Ended March 31,
                                                      2000
1. Earnings

   (a) Income from continuing
       operations before deductions
       for taxes and interest                    $   1,837

   (b) Portion of rental expense
       representative of interest
       factor                                           28
   (c) Equity in losses from
       less-than-50%-owned
       investments (accounted
       for under the equity
       method of accounting)                            13

   (d) Excess of earnings over
       distributions of less-
       than-50%-owned investments
      (accounted for under the
       equity method of accounting)                    (51)

         TOTAL                                   $   1,827

2. Fixed Charges

   (a) Interest                                 $      316

   (b) Portion of rental expense
       representative of interest
       factor                                           28
         TOTAL                                  $      344

   Ratio (1 divided by 2)                             5.31